Exhibit 99.1
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
On April 30, 2010, pursuant to the terms and conditions of the Agreement and Plan of Merger, dated December 2, 2009 (the “Merger Agreement”), among A. Schulman, Inc. (“A. Schulman” or the “Company”), ICO, Inc. (“ICO”) and Wildcat Spider, LLC, a wholly owned subsidiary of A. Schulman, and which is now known as ICO — Schulman, LLC (“Merger Sub”), ICO merged with and into Merger Sub, with Merger Sub continuing as the surviving entity and as a wholly owned subsidiary of A. Schulman (the “Merger”).
The unaudited pro forma condensed combined balance sheet assumes that the Merger took place on February 28, 2010 and combines A. Schulman’s February 28, 2010 consolidated balance sheet with ICO’s March 31, 2010 consolidated balance sheet.
The unaudited pro forma condensed combined statement of operations for the year ended August 31, 2009 assumes that the Merger took place on September 1, 2008. A. Schulman’s audited consolidated statement of operations for the fiscal year ended August 31, 2009 has been combined with ICO’s audited consolidated statement of operations for the fiscal year ended September 30, 2009. A. Schulman’s fiscal year ends on August 31 and ICO’s fiscal year ends on September 30. The pro forma statements use the A. Schulman fiscal year end but combine with ICO’s fiscal year data due to the fiscal year closing dates being within 30 days of each other.
The unaudited pro forma condensed combined statement of operations for the six months ended February 28, 2010 also assumes that the Merger took place on September 1, 2008. A. Schulman’s unaudited consolidated statement of operations for the six months ended February 28, 2010 has been combined with ICO’s unaudited consolidated statement of operations for the six months ended March 31, 2010. A. Schulman’s second fiscal quarter ends on February 28 and ICO’s second fiscal quarter ended on March 31. The pro forma statements use the A. Schulman second fiscal quarter end but combine with ICO’s second fiscal quarter data due to the fiscal period closing dates being within 31 days of each other.
The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of A. Schulman and ICO for the applicable periods:
•	The historical audited consolidated financial statements of A. Schulman as of the fiscal year ended August 31, 2009;
•	The historical unaudited consolidated financial statements of A. Schulman as of the quarter ended February 28, 2010; and
•	The historical audited consolidated financial statements of ICO as of the fiscal year ended September 30, 2009.
The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. There were no material transactions between A. Schulman and ICO during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.
The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies, tax synergies or revenue enhancements that the combined company may achieve as a result of the Merger or the costs to combine the operations of A. Schulman and ICO or the costs necessary to achieve these cost savings, operating synergies, tax synergies and revenue enhancements.

A. Schulman, Inc. and ICO, Inc.
Unaudited Pro Forma Condensed Combined Statements of Operations
Year Ended August 31, 2009

			Pro Forma		Pro Forma
	A. Schulman	ICO	Adjustments		Combined
	(In thousands, except per share data)
Net sales	$1,279,248	$299,965	$—		$1,579,213
Cost of sales	1,109,211	257,944	2,400	(a)	1,369,555
Selling, general and administrative expenses	148,143	36,679	3,960	(b)	188,782
Minority interest	349	—	—		349
Interest expense	4,785	2,492	(2,492	)(c)	4,785
Interest income	(2,348)	(262)	1,761	(d)	(849)
Foreign currency transaction (gains) losses	(5,645)	—	—		(5,645)
Other (income) expense	(1,826)	407	—		(1,419)
Curtailment gains	(2,805)	—	—		(2,805)
Goodwill impairment	—	3,450	—		3,450
Asset impairment	2,608	—	—		2,608
Restructuring expense	8,665	—	—		8,665

	1,261,137	300,710	5,629		1,567,476

Income (loss) from continuing operations before taxes	18,111	(745)	(5,629)		11,737
Provision for (benefit from) U.S. and foreign income taxes	6,931	494	(1,689	)(e)	5,736

Net income (loss) from continuing operations	$11,180	$(1,239)	$(3,940)		$6,001

Weighted-average number of shares outstanding:
Basic	25,790	27,081	(21,981	)(f)	30,890
Diluted	26,070	27,081	(21,981	)(f)	31,170

Basic income (losses) from continuing operations per share of common stock:	$0.43	$(0.05)	—	(g)	$0.19

Diluted income (losses) from continuing operations per share of common stock:	$0.43	$(0.05)	—	(g)	$0.19

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6 — Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations.

A. Schulman, Inc. and ICO, Inc.
Unaudited Pro Forma Condensed Combined Statements of Operations
Six Months Ended February 28, 2010

			Pro Forma		Pro Forma
	A. Schulman	ICO	Adjustments		Combined
	(In thousands, except per share data)
Net sales	$693,883	$180,789	$—		$874,672
Cost of sales	579,389	152,948	1,200	(a)	733,537
Selling, general and administrative expenses	89,515	20,370	1,980	(b)	111,865
Interest expense	2,190	1,077	(1,077	)(c)	2,190
Interest income	(451)	(98)	338	(d)	(211)
Foreign currency transaction (gains) losses	(77)	106	—		29
Other (income) expense	(1,886)	727	—		(1,159)
Asset impairment	5,331	—	—		5,331
Restructuring expense	1,647	—	—		1,647

	675,658	175,130	2,441		853,229

Income (loss) from continuing operations before taxes	18,225	5,659	(2,441)		21,443
Provision for (benefit from) U.S. and foreign income taxes	7,906	1,987	(732	)(e)	9,161

Net income (loss) from continuing operations	$10,319	$3,672	$(1,709)		$12,282

Weighted-average number of shares outstanding:
Basic	25,880	27,723	(22,623	)(f)	30,980
Diluted	26,346	28,115	(23,015	)(f)	31,446

Basic income from continuing operations per share of common stock:	$0.40	0.13	—	(g)	$0.40

Diluted income from continuing operations per share of common stock:	$0.39	0.13	—	(g)	$0.39

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6 — Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations.

A. Schulman, Inc. and ICO, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheets
February 28, 2010

			Pro Forma		Pro Forma
	A. Schulman	ICO	Adjustments		Combined
	(In thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$215,603	$14,445	$(102,164	)(a)	$127,884
Accounts receivable, net	210,769	63,545	(192	)(b)	274,122
Inventories, average cost or market, whichever is lower	160,392	42,572	4,054	(c)	207,018
Prepaid expenses and other current assets	15,713	6,572	307	(d)	22,592

Total current assets	602,477	127,134	(97,995)		631,616

Other assets:
Cash surrender value of life insurance	3,509	—	—		3,509
Deferred charges and other assets	22,710	5,299	(2,322	)(e)	25,687
Goodwill	11,282	4,600	54,853	(f)	70,735
Intangible assets	291	908	74,776	(g)	75,975

	37,792	10,807	127,307		175,906

Net property, plant and equipment	156,698	55,260	42,445	(h)	254,403

Total assets	$796,967	$193,201	$71,757		$1,061,925

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long term debt and notes payable	$7,520	$12,003	$(12,003	)(i)	$7,520
Accounts payable	153,277	41,186	—		194,463
U.S. and foreign income taxes payable	10,596	577	—		11,173
Accrued payrolls, taxes and related benefits	32,448	5,724	—		38,172
Other accrued liabilities	38,624	7,207	1,308	(j)	47,139

Total current liabilities	242,465	66,697	(10,695)		298,467

Long-term debt	98,350	14,657	28,343	(i)	141,350
Other long-term liabilities	88,950	1,883	533	(k)	91,366
Deferred income taxes	4,807	4,579	38,816	(l)	48,202
Commitments and contingencies	—	—	—		—
Stockholders’ equity:
Preferred stock	2	—	—		2
Common stock	42,435	56,540	(51,440	)(m)	47,535
Other capital	117,805	71,125	56,426	(n)	245,356
Accumulated other comprehensive income (loss)	25,177	(41)	41	(o)	25,177
Retained earnings (accumulated deficit)	494,817	(19,222)	6,716	(p)	482,311
Treasury stock	(322,812)	(3,017)	3,017	(q)	(322,812)

Common stockholders’ equity	357,424	105,385	14,760		477,569

Noncontrolling interest	4,971	—	—		4,971

Total equity	362,395	105,385	14,760		482,540

Total liabilities and equity	$796,967	$193,201	$71,757		$1,061,925

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 7 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheets.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1 — Description of Transaction
On April 30, 2010, pursuant to the terms and conditions of the Merger Agreement, dated December 2, 2009, among A. Schulman, ICO and Merger Sub, ICO merged with and into Merger Sub, with Merger Sub continuing as the surviving entity and as a wholly owned subsidiary of A. Schulman.
The acquisition of ICO presents the Company with an opportunity to expand its presence substantially, especially in the global rotomolding and U.S. masterbatch markets. ICO’s business is complementary to the Company’s business across markets, product lines and geographies. The acquisition of ICO’s operations increases the Company’s presence in the U.S. masterbatch market, gains plants in the high-growth market of Brazil and expands the Company’s Asia presence with the addition of several ICO facilities in that region. In Europe, the acquisition allows the Company to add rotomolding and size reduction to the Company’s capabilities. It also enables growth in countries where the Company currently has a limited presence, such as France, Italy and Holland, as well as leverages its existing facilities serving high-growth markets such as Poland, Hungary and Sweden.
Under the terms of the Merger Agreement, each share of ICO common stock outstanding immediately prior to the Merger was converted into the right to receive a pro rata portion of the total consideration of $105.0 million in cash and 5.1 million shares of the Company’s common stock. All unvested stock options and shares of restricted stock of ICO became fully vested immediately prior to the Merger. Unexercised stock options were exchanged for cash equal to their “in the money” value, which reduced the cash pool available to ICO’s stockholders.
Note 2 — Basis of Presentation
The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles, or GAAP standards, which are subject to change and interpretation. A. Schulman has been treated as the acquirer in the Merger for accounting purposes. The acquisition accounting is dependent upon certain valuations and other studies that have not been finalized. Accordingly, the pro forma adjustments presented are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. These preliminary estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date). The information included herein has been prepared based on the preliminary allocation of the purchase price using estimates of the fair value and useful lives of assets acquired and liabilities assumed which were determined with the assistance of independent valuations, quoted market prices and estimates made by management. The purchase price allocations are subject to further adjustment until all pertinent information regarding the accounts receivable, inventory, property, plant and equipment, intangible assets, other long-term assets, goodwill, contingent consideration liabilities, long-term debt, other long-term liabilities and deferred income tax assets and liabilities acquired are fully evaluated by the Company and independent valuations are complete.
The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.
The unaudited pro forma combined financial information does not reflect any cost savings, operating synergies, tax synergies or revenue enhancements that the combined company may achieve as a result of the Merger or the costs to combine the operations of A. Schulman and ICO or the costs necessary to achieve these cost savings, operating synergies, tax synergies and revenue enhancements.

The acquisition method of accounting is based on Accounting Standards Codification (ASC) Topic 805, Business Combinations, which A. Schulman adopted on September 1, 2009 and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements and Disclosures, which A. Schulman has adopted as required.
ASC Topic 805, requires, among other things, that most assets acquired and liabilities acquired be recognized at their fair values as of the acquisition date. ASC Topic 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be unrelated (to A. Schulman) buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, A. Schulman may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect A. Schulman’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.
Under ASC Topic 805, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees, etc.) and certain acquisition-related restructuring charges impacting the target company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred.
Note 3 — Accounting Policies
The Company is in the process of reviewing ICO’s accounting policies. The Company has not identified significant differences between the accounting policies of the two companies that had a material impact on the combined financial statements based on the Company’s preliminary review.
Note 4 — Consideration Transferred
The following table summarizes the calculation of the estimated fair value of the total consideration transferred:

Estimated fair value of consideration transferred:
(In thousands, except share price)
A. Schulman, Inc. common shares issued	5,100
Closing price per share of A. Schulman, Inc. common stock, as of April 30, 2010	$26.01

Consideration attributable to common stock	$132,651
Cash paid, including cash paid to settle ICO, Inc.’s outstanding equity awards	$105,000

Total consideration transferred	$237,651

As a result of the Merger, each outstanding share of ICO common stock was converted into the right to receive approximately: (i) $3.64 in cash; and (ii) 0.181816 shares of A. Schulman common stock, $1.00 par value, with cash paid in lieu of fractional shares.

Note 5 — Estimate of Assets Acquired and Liabilities Assumed
The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by A. Schulman in the Merger, reconciled to the estimate of consideration expected to be transferred (in thousands).

Assets acquired and liabilities assumed:
Cash and cash equivalents	$14,445
Accounts receivable	63,353
Inventories	46,626
Prepaid expenses and other assets	6,879
Property, plant and equipment	97,705
Intangible assets	75,684
Other long-term assets	2,977

Total assets acquired	$307,669

Current maturites of long-term debt and notes payable	$12,435
Accounts payable	41,186
Other accrued liabilities	15,382
Long-term debt	14,657
Deferred income taxes	43,395
Other long-term liabilities	2,416

Total liabilities assumed	$129,471

Net identifiable assets acquired	$178,198
Goodwill	59,453

Net assets acquired	$237,651

The Company preliminarily recorded acquired intangible assets of $75.7 million. These intangible assets include customer related intangibles of $50.5 million, developed technology of $10.0 million, and trademarks and trade names of $15.2 million. As noted earlier, the fair values and assigned useful lives of the acquired identifiable intangible assets are provisional pending receipt of the final valuations for those assets.
Goodwill represents the excess of the purchase price over the estimated fair values of the assets acquired and the liabilities assumed in the acquisition. Goodwill largely consists of expected synergies resulting from the acquisition. The Company anticipates that the transaction will produce run-rate synergies by the end of fiscal 2011, resulting from the consolidation and centralization of global purchasing activities, tax benefits, and elimination of duplicate corporate administrative costs. The Company is in the process of allocating the goodwill to its operating segments. None of the goodwill associated with this transaction will be deductible for income tax purposes.
Note 6 — Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
Adjustments included in the “Pro Forma Adjustments” column represent the following:
(a)	To adjust depreciation for increased property, plant and equipment related to adjustments made to estimate fair value.
(b)	To adjust amortization for increased intangibles related to adjustments made to estimate fair value.
(c)
To eliminate ICO’s interest expense under the current assumption that all of ICO’s debt will be repaid upon closure of the Merger. This assumption may change as interest rates change, liquidity needs and other factors may influence the timing of repayment of ICO’s debt.

(d)	To adjust for forgone A. Schulman interest income as a result of lower cash balances used to partially fund the Merger.
(e)
This represents the tax effect of adjustments to income before income taxes primarily related to the adjustments to increased depreciation and amortization as well as adjustments to interest income and expense associated with the elimination of a portion of ICO’s debt and cash used to partially finance the Merger. A. Schulman has assumed an estimated 30% blended tax rate based on a blended foreign and U.S. statutory tax rate due to the varying locations of where the adjustments are based. However, the effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities.

(f)
The weighted-average number of shares outstanding were adjusted by the net of (a) a decrease of the ICO weighted-average number of shares outstanding and (b) an increase of 5,100,000 shares of A. Schulman common stock to be issued as partial consideration for the merger.

(g)
The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the combined basic and diluted weighted-average shares. The historical basic and diluted weighted average shares of ICO are assumed to be replaced by the shares issued by A. Schulman to effect the Merger. For purposes of the unaudited pro forma condensed combined diluted earnings per share calculations, net income available to common shareholders reflects net income from continuing operations less dividends on the preferred stock of less than $0.1 million.

Note 7 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheets
Adjustments included in the “Pro Forma Adjustments” column represent the following (in thousands of dollars):
(a)	The uses of funds relating to the proposed Merger transaction are as follows:

Estimated repayment of all ICO debt based on current assumption to repay the debt, including pre payment penalties	$(27,092)
Cash consideration to shareholders of ICO common stock	(105,000)
Estimated A. Schulman and ICO acquisition related transaction costs, including estimated severance and change-in-control payments	(12,782)
Estimated payment upon termination of ICO interest rate swaps in conjunction with the closing of the Merger	(290)
Estimated A. Schulman borrowings fund a portion of the cash consideration and repay ICO debt	43,000

Total effect on cash	$(102,164)

(b)	To adjust for fair value of accounts receivable.
(c)
To adjust acquired inventory to an estimate of fair value. A. Schulman’s cost of sales will reflect the increased valuation of ICO’s inventory as the acquired inventory is sold, which for purposes of these unaudited pro forma condensed combined financial statements is assumed will occur within the first year post-acquisition. There is no continuing impact of the acquired inventory adjustment on the combined operating results and as such is not included in the unaudited pro forma condensed combined statement of operations.

(d)	To record current deferred tax assets related to fair value adjustments made to current liabilities.
(e)	To adjust certain balances as follows:

To eliminate ICO remaining unamortized deferred financing costs	$(173)
To adjust certain ICO other long-term assets	237
To record impact on non-current deferred tax assets for certain fair value adjustments	(2,386)

Total effect on deferred charges and other assets	$(2,322)

(f)	To eliminate ICO historical goodwill of $4,600 and record goodwill as a result of the Merger of $59,453.
(g)	To record estimated fair value adjustment of $74,776 related to intangibles acquired.
(h)	To record estimated fair value adjustment of $42,445 related to property, plant and equipment, net.
(i)	To eliminate all ICO debt reflecting assumption to repay all ICO debt upon closing of the Merger, or soon thereafter.

(j)	To adjust certain balances as follows:

To record deferred tax liability on estimated inventory fair value adjustment	$1,291
To adjust certain other current liabilities	17

Total effect on other accrued liabilities	$1,308

(k)	To adjust certain long-term liabilities for fair value estimates.
(l)	To record deferred tax liabilities primarily related to the fair value adjustments made for property, plant and equipment and intangibles.
(m)	To adjust for the par value of the additional A. Schulman common shares, at par value, as part of the Merger ($5,100) and to eliminate ICO’s common stock at par value ($56,540).
(n)	To record the common shares issued as a portion of the Merger consideration, at fair value less par, and to eliminate ICO’s additional paid-in capital:

Eliminate ICO other capital	$(71,125)
Issuance of A. Schulman common stock, par value	(5,100)
Issuance of A. Schulman common stock (using April 30 closing price)	132,651

Total	$56,426

(o)	To eliminate ICO’s accumulated other comprehensive loss.
(p)	To adjust retained earnings for the following:

Eliminate ICO accumulated deficit	$19,222
To record estimated A. Schulman and ICO non-recurring acquisition related transaction costs	(12,506)

Total	$6,716

(q)	To eliminate ICO’s treasury stock.